CONSULTING SERVICES AGREEMENT


THIS AGREEMENT is made as of the 4th day of February, 2002.

BETWEEN:

                             Sierra Gigante, Inc.,
             (hereinafter called "Sierra Gigante" or the "Company")

AND

                                 Craig Harrison
                     (hereinafter called the "Consultant")


WHEREAS the Consultant is in the business of providing business consulting services and is desirous of providing those consulting services to Sierra Gigante under the following terms and conditions;

AND WHEREAS Sierra Gigante is desirous of retaining the Consultant to perform consulting services under the following terms and conditions;

NOW, THEREFORE, for the mutual promises contained herein and for good valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto do agree to the following covenants, terms and conditions:

1. Business Consultancy

     0.1 Sierra Gigante engages the Consultant and the Consultant shall provide services as set out below as a consultant on business matters to Sierra Gigante.

     0.2 The Consultant shall as and when requested by Sierra Gigante and in a reasonable time after receiving each such request supply all advice and assistance in the Consultant's power in any matter relating to advice concerning such work.

     1.3 Without restricting the generality of the foregoing, the Consultant shall advise Sierra Gigante in regard to corporate and office administration, corporate reporting, banking, and business development. Services of the Consultant shall not directly or indirectly promote or maintain a market for Sierra Gigante securities and are not and will not be provided in connection with the offer or sale of securities in a capital raising transaction for Sierra Gigante.

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1. Fees

     Sierra Gigante agrees to provide the Consultant for his services herein with 250,000 common shares of Sierra Gigante, Inc.. These shares will be registered under an S-8 registration statement.

     It is understood that according to S-8 regulations, shares shall not be issued for services relating to capital fund raising or investor relations matters.

3. Expenses

     3.1 Sierra Gigante further agrees to pay all pre- approved out-of-pocket expenses incurred by the Consultant during the term and tenure of this Agreement including, without limitation:
          a.   all air travel;
          b.   lodging and food;
          c.   business related expenses.

4. Confidential Information

     4.1 The Consultant agrees not to divulge any information the Consultant received during the term of this agreement concerning the personal, financial, or other affairs of persons employed by Sierra Gigante.

     4.2 The Consultant will not, directly or indirectly disclose or use, at any time, either during or subsequent to this agreement, any secret or any Confidential Information, knowledge or data of Sierra Gigante. The term "Confidential Information" includes, but is not limited to information emanating from Sierra Gigante, its associates, affiliates, agents, suppliers or customers or conceived or developed by the Consultant concerning research, development, patent, copyright, industrial property rights, marketing plans and strategies, profits, costs, pricing and sourcing, systems and procedures. The Consultant agrees not to use any of the foregoing Confidential Information except for the furtherance of the Consultant's obligations under this agreement. On termination of this agreement, the Consultant shall transfer and deliver to Sierra Gigante all documents, notebooks, charts, files, computers, diskettes and records containing or referring to Confidential Information, including copies, summaries and notes, in the Consultant's possession or control.

5. Term of Contract

     5.1  This Agreement expires as of June 30, 2003.

6. Termination of Contract

          Notwithstanding paragraph 5 either party theret may terminate this Agreement after the first twelve (12) months by written notice to the other party and the term of this Agreement shall terminate at the end of the following the month which the notice was delivered.

          Within the first six (6) months, Sierra Gigante may terminate this Agreement for non performance of services.


7. Amendment of Contract

     7.1 This Agreement may not be modified, amended, changed, rescinded or canceled without the written consent of both the Consultant and Board of Directors of Sierra Gigante except as provided herein.

8. Severability of Terms

     8.1 If any portion of this Agreement is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby. In lieu of each provision which is invalid, illegal, or unenforceable, there shall be added as part of this Agreement a provision that shall be as similar in terms of such invalid, illegal or unenforceable provision as may be possible so as to make it valid, legal and enforceable.

9. Law and Jurisdiction

     9.1 This Agreement shall be governed by the laws of the State of Nevada, USA.

10. Notice

     10.1. Any notice to be given hereunder shall be in writing and shall be delivered personally to the Signatories of this agreement or shall be sent to the intended recipient at its address set forth above by receipted delivery or by prepaid registered mail.

11. Benefit

     11.1 This Agreement shall be binding upon and endure to the benefit of the parties hereto and their respective successors and assigns; provided however that neither party hereto shall have the right to assign or transfer its rights hereunder without the prior written consent of the other.

12. Miscellaneous

     12.1 The Consultant is NOT an employee of Sierra Gigante for the purposes of the Income Tax Act of the United States or Canada and is an independent contractor.

IN WITNESS WHEREOF the parties hereto have executed this Consulting Services Agreement on the 4th day of February, 2002.

Acknowledged and accepted by:


Sierra Gigante, Inc. Craig Harrison

/s/ Ray Merry                             /s/ Craig Harrison
------------------------------            -----------------------------
Ray Merry, President                      Craig Harrison, Consultant